EXHIBIT 10.19

                                [Letterhead of
                              Jaffoni & Collins
                                 Incorporated]

September 2, 1999

Mr. Jason B. Bauer
President and Chief Executive Officer
Famous Fixins, Inc.
250 West 57th Street, Suite 2501
New York, NY 10107

Dear Jason:

This letter confirms the terms and conditions of our agreement that effective September 3, 1999 Jaffoni & Collins Incorporated has been engaged by Famous Fixins, Inc. ("The Company") as investor relations counsel.

1. Our principal responsibilities will be to use our best efforts to: (i) develop and implement programs designed to achieve those objectives we jointly arrive at with respect to investor relations and financial relations; (ii) advise you with respect to investor relations and financial policies, opportunities and problems; and (iii) at your request, provide additional services for special projects.

2. Our compensation for all basic services under (i) and (ii) above shall be (a) $2,500 per month, payable on the first of each month (and prorated for any portion of a month) and (b) the grant of warrants to purchase 125,000 shares of Famous Fixins, Inc. Common Stock, exercisable at $0.34 per share (today's closing price), including piggyback registration rights as to the underlying Famous Fixins shares, subject to any deferral requested by an investment banking firm conducting a distribution of the Company's securities to which deferral management also consents, vesting as follows: 25,000 shares upon signing of the agreement and 25,000 shares at the close of each subsequent three-month period for which the agreement remains in effect (November 30, 1999, February 28, 3000, May 31, 2000 and August 31, 2000). It
is agreed that should you utilize Jaffoni & Collins Incorporated's services in connection with a significant merger or acquisition of the Company or in a crisis communications situation, staff time shall be paid on an hourly basis at the rate of one and one-half times the regular hourly billing rate of the professionals involved. We will invoice you monthly for the previous month's expenses.

3. You agree to reimburse us for all reasonable out-of pocket disbursements made in the performance of our duties under this agreement. Expenses outside of news announcement distribution that exceed $250.00 will require prior written approval by Famous Fixins. Certain disbursements to suppliers, such as slide and print production, conference calls, bulk mail distribution, etc. will be charged to you with a standard handling charge of 17.65%. Other items, such as travel, meals, messengers and Business Wire will be rebilled to you at cost, subject to your reasonable approval.






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4.    You agree to indemnify, defend and hold us harmless from and against any and all losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees) to which we may become subject arising in any way out of the proper performance of our duties or relating to information, representations, reports or data you have furnished to us.

5. For a period of two years after the expiration of this agreement, you agree not to employ, hire or solicit the employment of, or recommend to others the employment of, any person employed by us without our prior consent. This limitation shall terminate with respect to any such person two years after the termination of such person's employment with us.

6. This agreement shall be for a term of one (1) year from the date hereof and shall be renewable, subject to signed written agreement of the parties, on similar terms except as for the warrants, for successive one year periods at the then current monthly cash service fee plus 10%, unless either party notifies the other in writing, at least 60 days prior to the expiration date, of its desire not to renew. In the event you are acquired or merged into another company involving at least 50% of the Company's assets or stock, Jaffoni & Collins Incorporated shall be entitled to immediate, full vesting of all warrants under this contract and twelve times the then monthly service fee as well as any other fees we may be entitled to receive under paragraph 2.
The agreement is cancelable at any time by any party for cause, or without cause, on sixty days notice.

7. You agree to recognize Jaffoni & Collins as a "finder" and support JCI in its efforts to receive appropriate "finder's fees" in the event Jaffoni & Collins directly introduces Famous Fixins or its affiliates to investment banking firms, institutions or individuals, when such introductions lead to completed transactions, including capital raisings and/or acquisitions as a result thereof within 18 months of such introduction, or when an agreement for such transaction has been signed within one year of such introduction, but has not closed within 18 months of such introduction.

8. Any controversy or claim arising out of or relating to this agreement, its validity or the breach thereof, shall be determined by arbitration in New York, New York, before a single arbitrator in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction.

Please acknowledge your acceptance of this agreement by signing in the space provided below.

                            With best regards,

                            JAFFONI & COLLINS INCORPORATED

                            By: /s/ Joseph N. Jaffoni
                                ---------------------
                                Joseph N. Jaffoni, President

ACCEPTED:
By:  /s/ Jason B. Bauer
    -----------------------------------
    Jason B. Bauer, President and Chief Executive Officer

Date:    September 7, 1999